                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         SUNQUEST INFORMATION SYSTEMS
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

S U N Q U E S T
-------------------
INFORMATION SYSTEMS


Dear Fellow Shareholder:

     I am pleased to invite you to attend the 1999 Annual Meeting of the Shareholders of Sunquest Information Systems, Inc. which will be held at the Viscount Suite Hotel, 4855 East Broadway Blvd., Tucson, Arizona, on Thursday, April 29, 1999, at 9:00 A.M., local time. The formal Notice of Annual Meeting, the Proxy Statement, a proxy card and a copy of the Company's Annual Report for 1998 accompany this letter. The Annual Meeting is open to all shareholders or their authorized representatives. We hope that you will be able to attend.

     At the meeting, we will report on the operations, progress and plans of the Company and give you an opportunity to ask questions. Your Board of Directors and the executive officers of the Company look forward to personally greeting those shareholders who are able to attend.

     It is important that your shares are represented at this meeting, whether or not you attend the meeting in person, and regardless of the number of shares you own. To be sure your shares are represented, we urge you to complete and mail the enclosed proxy card as soon as possible.

     I hope to see you on April 29th.



                                    /s/Sidney A. Goldblatt
                                    ----------------------
                                    Sidney A. Goldblatt
                                    Chairman, President and
                                    Chief Executive Officer


Tucson, Arizona
March 29, 1999

                      SUNQUEST INFORMATION SYSTEMS, INC.
                         4801 EAST BROADWAY BOULEVARD
                          TUCSON, ARIZONA  85711-3609

                          NOTICE OF ANNUAL MEETING OF
                   SHAREHOLDERS TO BE HELD ON APRIL 29, 1999

To:  The Shareholders of Sunquest

       Notice is hereby given that the Annual Meeting of the shareholders of Sunquest Information Systems, Inc. will be held at the Viscount Suite Hotel, 4855 East Broadway Blvd., Tucson, Arizona, on Thursday, April 29, 1999, at 9:00 A.M., local time, for the following purposes:

       (a) To elect a board of seven directors to serve for a term of one year and until their respective successors are duly elected and qualified.

       (b) To ratify the selection of Ernst & Young LLP to audit the books and accounts of the Company for the year ending December 31, 1999.

       (c) To transact such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

       The Board of Directors has fixed the close of business on March 19, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

       WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THE RETURN OF THE ENCLOSED PROXY CARD WILL NOT AFFECT YOUR RIGHT TO REVOKE YOUR PROXY OR TO VOTE IN PERSON IF YOU DO ATTEND THE ANNUAL MEETING.

                                        By Order of the Board of Directors,

                                            NINA M. DMETRUK
                                               Secretary

Tucson, Arizona
March 29, 1999

               YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES
                         YOU OWNED ON THE RECORD DATE.



PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE IT, SIGN IT AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

                                PROXY STATEMENT

                      SUNQUEST INFORMATION SYSTEMS, INC.
                         4801 EAST BROADWAY BOULEVARD
                          TUCSON, ARIZONA  85711-3609

                                March 29, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Sunquest Information Systems, Inc. (the "Company"), for use at the Company's 1999 Annual Meeting of Shareholders (together with any adjournments thereof, the "Annual Meeting") to be held on Thursday, April 29, 1999, at 9:00 A.M., local time, at the Viscount Suite Hotel, 4855 East Broadway Blvd., Tucson, Arizona, for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment thereof. This Proxy Statement and the enclosed form of proxy and Annual Report for 1998 are first being sent to shareholders on or about March 29, 1999.

     The Board has fixed the close of business on March 19, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). As of the Record Date there were 15,394,460 shares of Common Stock outstanding. Each share of Common Stock of the Company is entitled to one vote per share on each matter properly brought before the Annual Meeting. There is no cumulative voting in the election of directors.

     Shares can be voted at the Annual Meeting only if the shareholder is present in person or represented by proxy. If the enclosed proxy is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, shares represented by executed proxies will be voted as recommended by the Board. The accompanying proxy may be revoked by the shareholder at any time prior to its use by giving notice of such revocation in writing to the Secretary of the Company, c/o Sunquest Information Systems, Inc., 1407 Eisenhower Boulevard, Suite 200, Johnstown, Pennsylvania 15904, or by delivering a duly executed proxy bearing a later date, provided such notice or proxy is actually received by the Company prior to the taking of any vote at the Annual Meeting.

     Brokers, banks and other nominee holders will be requested to obtain voting instructions of beneficial owners of stock registered in their names, and shares represented by a duly executed proxy submitted by such a nominee holder on behalf of such a beneficial owner will be voted to the extent instructed by the nominee holder on the proxy card. Rules applicable to nominee holders may preclude them from voting shares held by them in nominee capacity on certain kinds of proposals unless they receive voting instructions from the beneficial owners of the shares (the failure to vote in such circumstances is referred to as a "broker non-vote").

     The Board knows of no matters which are to be brought before the Annual Meeting other than those set forth in the accompanying notice. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy card, or their duly appointed substitutes, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     A quorum for the transaction of business at the Annual Meeting will require the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast on a particular matter to be acted upon at the meeting. Abstentions and broker non-votes are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes and are not counted in determining the number of votes cast on any matter.

     Proxies in the form enclosed are solicited on behalf of the Board. The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and form of proxy is to be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers or other employees of the Company may solicit proxies personally or by telephone or telegraph. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares of record held by such custodians, nominees and fiduciaries, and the Company will, upon request, reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                             ELECTION OF DIRECTORS

     A purpose of the meeting is to elect a board of seven directors to serve for a term of one year and until their respective successors are elected and qualified. In the election, the seven persons who receive the highest number of votes actually cast will be elected. The proxies named in the proxy card intend to vote for the election of the nominees listed below unless otherwise so instructed. If a holder does not wish his or her shares to be voted for a particular nominee, the holder must strike through the name of the nominee on his proxy card, in which event his shares will be voted for the other listed nominees. If any nominee becomes unable to serve, the proxies may vote for another person designated by the Board or the Board may reduce the number of directors. The Company has no reason to believe that any nominee will be unable to serve.

     Information concerning the persons nominated by the Board, all of whom, are currently directors of the Company, is set forth below.

                                 NOMINEES FOR ELECTION AS DIRECTORS


NAME AND AGE                     PRINCIPAL OCCUPATION AND DIRECTORSHIPS
------------                     --------------------------------------

Sidney A. Goldblatt              Sidney A. Goldblatt, M.D., a co-founder of the
Age 64                           Company, has been President of the Company
                                 since 1986, Chief Executive Officer since
                                 December 1994 and a director of the Company since its formation in 1979. Dr. Goldblatt also served as Chief Operating Officer of the Company from December 1992 to August 1994. Dr.
                                 Goldblatt has served as President and sole shareholder of S. Goldblatt Pathology
                                 Associates, P.C. since 1971.

Nina M. Dmetruk                  Nina M. Dmetruk has served as Executive Vice
Age 46                           President-Chief Financial Officer of the
                                 Company since September 1991 and a director of the Company since December 1991. She has served as Secretary of the Company since August 1996 and Treasurer of the Company since April 1998.
                                 Effective May 26, 1996, Ms. Dmetruk entered into an employment agreement with the Company under which she agreed to serve as the Executive Vice President-Chief Financial
                                 Officer of the Company on a full-time basis.
                                 See "Executive Compensation and Related
                                 Information -- Employment Contracts and
                                 Termination of Employment." During her earlier service as Executive Vice President-Chief
                                 Financial Officer, Ms. Dmetruk was not an employee of the Company and devoted approximately 60% to 80% of her time to the Company's business. Ms. Dmetruk is a CPA and a CFP and until May 1996 was the sole proprietor of an accounting firm for more than five years.

Stanley J. Lehman                Stanley J. Lehman has been a director of the
Age 45                           Company since October 1989 and served as
                                 Secretary of the Company from October 1989 to August 1996. He has been a shareholder in the law firm of Klett Lieber Rooney & Schorling, a professional corporation that has served as general counsel to the Company, for more than five years.

NAME AND AGE                     PRINCIPAL OCCUPATION AND DIRECTORSHIPS
------------                     --------------------------------------

Richard W. Barker                Richard W. Barker, Ph.D., was elected to the
Age 50                           Board of Directors of the Company by the
                                 members of the Board in August 1996. Dr. Barker has been Senior Vice President of Chiron
                                 Corporation, a biotechnology company since June
                                 1996, and was President and Chief Executive of Chiron Diagnostics, the diagnostic products division of Chiron Corporation, from June 1996 to September 1998. He was employed by IBM
                                 Corporation as General Manager, Worldwide
                                 Healthcare Solutions from June 1995 to June
                                 1996 and as General Manager, North American
                                 Healthcare Solutions from April 1994 to June
                                 1995. Prior to that date, Dr. Barker was with McKinsey & Company as Partner and Leader,
                                 European Healthcare Practice.

Larry R. Ferguson                Larry R. Ferguson was elected to the Board of
Age 49                           Directors of the Company by the members of the
                                 Board in December 1997. Mr. Ferguson has been
                                 President and Chief Executive Officer of Avio
                                 Corporation, a health care information systems company, since December 1998. He was President of The Ferguson Group, a management consulting company, from January 1996 to December 1998. He was employed by First Data Health Systems
                                 Corporation, a provider of information systems and related services to health care providers, from May 1980 to June 1995, serving as its President from August 1986 to June 1995.

NAME AND AGE                     PRINCIPAL OCCUPATION AND DIRECTORSHIPS
------------                     --------------------------------------

Peter P. Gombrich                Peter P. Gombrich was elected to the Board of
Age 61                           Directors of the Company by the members of the
                                 Board in March 1998. Mr. Gombrich has been
                                 Chairman and Chief Executive Officer of
                                 Ampersand Medical Inc., a diagnostic disease management point of care systems provider company, since February 1998. Mr. Gombrich has been Vice Chairman and a director of AccuMed
                                 International, Inc., a provider of health care instrumentation, since January 1998. From
                                 December 1995 until January 1998, Mr. Gombrich served as Chairman of the Board of Directors, Chief Executive Officer and President of
                                 AccuMed International, Inc. From April 1995 until December 1995, Mr. Gombrich served as
                                 Acting Chief Executive Officer and a director of AccuMed International, Inc. Mr. Gombrich founded AccuMed, Inc. in February 1994. From
                                 February 1994 until December 1995, Mr. Gombrich served as Chairman, President and Chief
                                 Executive Officer of AccuMed, Inc. From August
                                 1990 until founding AccuMed, Inc., Mr. Gombrich was a consultant in the cytology and microbiology industries, serving companies including Accuron Corporation, a designer of automated Pap smear screening systems. From
                                 July 1985 until September 1989, Mr. Gombrich was the President and Chief Executive Officer, and from July 1985 until November 1990 was Chairman of the Board, of CliniCom
                                 Incorporated, a bedside clinical information systems company which he founded.

Curtis S. Goldblatt              Curtis S. Goldblatt, M.D., was elected to the
Age 33                           Board of Directors of the Company by the
                                 shareholders in April 1998. Curtis S. Goldblatt has been an Associate Pathologist of S.
                                 Goldblatt Pathology Associates, P.C. and
                                 Medical Advisor/Medical Director of the
                                 Histologic Technician-Certificate Program at
                                 Conemaugh Health System since July 1997. He was employed as Chief Resident of S. Goldblatt
                                 Pathology Associates, P.C. from July 1996 to
                                 June 1997. Prior to July 1996, Curtis S.
                                 Goldblatt was a Pathology Resident at the University of Pittsburgh Medical Center from
                                 July 1993 to June 1996. Curtis S. Goldblatt is the son of Dr. Sidney A. Goldblatt.

REQUIRED VOTE

       There is no cumulative voting in the election of directors. The seven nominees for election as directors who receive the highest number of votes actually cast will be elected. Broker non-votes will be treated as shares that neither are capable of being voted nor have been voted and, accordingly, will have no effect on the outcome of the election of directors.

       THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

BOARD OF DIRECTORS AND COMMITTEES

       The Board held fourteen meetings during the year 1998. The Board also took action by unanimous written consent on one (1) occasion during the year.

       The Board has a Compensation Committee and an Audit Committee. The Company has no nominating committee. The Compensation Committee, which is currently comprised of Dr. Richard W. Barker, Larry R. Ferguson and Peter P. Gombrich, as voting members, and Stanley J. Lehman, as a non-voting advisory member, is responsible for determining the compensation of the executive officers of the Company and for administering the Company's Stock Incentive Plan of 1996, as amended ("Incentive Plan"), and Employee Stock Purchase Plan. Dr. Goldblatt and Ms. Dmetruk, who were members of the Compensation Committee until April 9, 1998, are executive officers of the Company; neither of these individuals, however, participated in deliberations concerning his or her own compensation during the year 1998. The Compensation Committee is also responsible for such related matters as may be delegated to it by the Board. The Compensation Committee held twelve meetings during the year 1998.

       Nina M. Dmetruk, Stanley J. Lehman, Dr. Richard W. Barker Larry R. Ferguson and Peter P. Gombrich currently serve as the Audit Committee of the Board. The Audit Committee discusses with the Company's independent auditors and approves in advance the scope of the annual audit, reviews with the independent auditors the annual financial statements and the audit report, consults with the Company's internal compliance staff, reviews management's administration of the internal accounting controls and reviews the Company's procedures relating to business ethics and compliance with the securities laws and the rules of the Nasdaq Stock Market. The Audit Committee also recommends to the Board the appointment of the independent auditors. During the year 1998, the Audit Committee held two meetings.

       No director attended fewer than 75% of the total number of meetings of the Board and the meetings of any committee of the Board on which he or she served during the year ended December 31, 1998, with the exception of Dr. Barker who attended 50% of the Audit Committee meetings.

DIRECTOR COMPENSATION

       Non-employee directors of the Company are reimbursed, upon request, for expenses incurred in attending meetings of the Board, but there are no standard arrangements for compensating them for their service as directors. Dr. Barker has been granted options to purchase 21,000 shares of Common Stock under the Company's Incentive Plan. Of these options, 15,000 shares were granted upon his nomination as director, 3,000 shares upon his election by the shareholders and 3,000 shares upon his reelection by the shareholders. Mr. Ferguson has been granted options to purchase 18,000 shares of Common Stock under the Company's Incentive Plan. Of these options, 15,000 shares were granted upon his nomination as director and 3,000 shares upon his election by the shareholders. Mr. Gombrich has been granted an option to purchase 15,000 shares of Common Stock under the Company's Incentive Plan. Mr. Lehman's law firm receives fees at his regular professional hourly rate for time devoted to Board meetings. Dr. Barker, Mr. Ferguson and Mr. Gombrich are also to be granted options for shares of Common Stock, as determined by the Board, on each occasion that they are reelected as directors. Directors who are employees of the Company are not paid any separate fees for serving as directors.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

       Ms. Dmetruk, a director and executive officer of the Company, Curtis S. Goldblatt, a director of the Company and Jodi Beth Gottlieb are directors and executive officers of Any Travel, Inc., a travel agency located in Tucson, Arizona ("Any Travel"). The outstanding shares of Any Travel are held one-third by Bradley L. Goldblatt, Dr. Goldblatt and Ms. Dmetruk as trustees for the benefit of Bradley L. Goldblatt (the "BLG Trust"); one-third by Bradley L. Goldblatt, Dr. Goldblatt and Ms. Dmetruk as trustees for the benefit of Curtis
S. Goldblatt (the "CSG Trust"); and one-third by Jodi Beth Gottlieb, Dr. Goldblatt and Ms. Dmetruk as trustees for the benefit of Jodi Beth Gottlieb (the "JBG Trust"). The BLG Trust, the CSG Trust and the JBG Trust are collectively referred to herein as the "Trusts." Dr. Goldblatt is the father of Bradley L. Goldblatt, Curtis S. Goldblatt and Jodi Beth Gottlieb.

       The Company's principal administrative, sales and marketing, customer service and product development facilities are located in two buildings in Tucson, Arizona which are owned by Any Travel (the "Broadway Property" and the "El Dorado Property"). The Company leases the Broadway Property from Any Travel under a lease which provides for a triple-net annual rent of $1,020,760, subject to adjustment based on the consumer price index. Such annual rental was determined in accordance with an independent appraisal of the fair rental value of the property. The lease expires in September 2001. During 1998, the Company paid Any Travel rent of $1,169,729.

       The Company leases the El Dorado Property from Any Travel under a ten-year, triple net lease. The existing tenant leases were assigned to the Company. During 1998, the Company paid Any Travel rent of $881,562 under the lease. The monthly rentals were determined in accordance with an independent appraisal of the fair rental value of the property and are subject to future adjustment in accordance with a formula based on the consumer price index.

       The Company uses Any Travel as its travel agent on an on-going basis. Any Travel has advised the Company that in 1998 it received gross commissions of $261,441 from hotels, airlines and car rental agencies with respect to its travel services for the Company.

       In April 1996, Dr. Goldblatt and the Trusts entered into a Tax Indemnification Agreement with the Company whereby they agreed, among other things, to indemnify the Company for any federal or state income taxes (including interest) incurred by the Company if for any reason the Company is deemed to have been a C corporation during any period for which it reported its taxable income as an S corporation. The Tax Indemnification Agreement also provides for cross-indemnification for any losses or liabilities with respect to certain additional taxes (including interest and, in the case of Dr. Goldblatt and the Trusts, penalties) resulting from the Company's operations during the period in which it reported its taxable income as an S corporation. The Company changed from an S corporation to a C corporation in May 1996 in connection with its initial public offering of Common Stock (the "IPO").

       Stanley J. Lehman, a director of the Company, is a shareholder in the law firm of Klett Lieber Rooney & Schorling, a professional corporation, that serves as the Company's general counsel.

                     RATIFICATION OF SELECTION OF AUDITORS

       The Board has selected Ernst & Young LLP to serve as the Company's auditors for the year ending December 31, 1999. A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if such person desires to do so, and to respond to appropriate questions.

REQUIRED VOTE

       The proposal to ratify the selection of Ernst & Young LLP will be approved by the shareholders if it receives the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Abstentions and broker non-votes are not counted as affirmative or negative votes and are not counted in determining the number of votes cast on the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on the proposal.

       THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

       The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each director of the Company, (ii) the Chief Executive Officer of the Company and the Company's other four most highly compensated executive officers for 1998 who were serving as executive officers at the end of the year (the "Named Executive Officers"), (iii) each person or affiliated group of persons known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, and (iv) all of the Company's directors and executive officers as a group.


         NAME AND ADDRESS OF                                    PERCENT OF
          BENEFICIAL OWNER             NUMBER OF SHARES     SHARES OUTSTANDING
          ----------------             ----------------     ------------------
Sidney A. Goldblatt                       11,904,000(1)           77.3%
 4801 East Broadway Blvd.
 Tucson, AZ  85711
Nina M. Dmetruk                            4,951,156(2)           32.2
 4801 East Broadway Blvd.
 Tucson, AZ  85711
Stanley J. Lehman                              2,000                *
Richard W. Barker                             21,000(3)             *
Larry R. Ferguson                             18,000(3)             *
Peter P. Gombrich                             15,000(3)             *
Curtis S. Goldblatt                                -                -
Richard A. Wesson                             72,648(4)             *
Ivan G. Boyd                                  33,334(5)             *
Joanna S. Broder                               6,667(5)             *
Bradley L. Goldblatt                       3,272,760(6)           21.3
 4801 East Broadway Blvd.
 Tucson, AZ  85711
Jodi Beth Gottlieb                         1,636,380(7)           10.6
 c/o Any Travel
 1181 North El Dorado Place
 Tucson, AZ  85715
All directors and executive
   officers as a group (12 persons)       12,132,881(8)           78.8%

----------
*    Less than 1.0%.

(1) Includes an aggregate of 4,909,140 shares held by the BLG Trust, the CSG Trust and the JBG Trust. Dr. Goldblatt is a trustee of the Trusts with shared investment power but no voting power with respect to the shares held by the Trusts.

(2) Consists of the shares held by the BLG Trust, the CSG Trust and the JBG Trust and 42,016 shares that may be acquired through the exercise of presently exerciseable stock options. Ms. Dmetruk is a trustee of the Trusts with shared investment and voting power with respect to all of such shares.
(3) Consists of shares that may be acquired through the exercise of presently exerciseable stock options or shares that may be acquired through the exercise of stock options that become exerciseable within 60 days of March 19, 1999.
(4) Includes 72,479 shares that may be acquired through the exercise of presently exerciseable stock options.
(5) Consists of shares that may be acquired through the exercise of presently exerciseable stock options.
(6) Consists of the shares held by the BLG Trust and the CSG Trust. Bradley L. Goldblatt is a trustee of the Trusts with shared investment and voting power with respect to all of such shares.
(7) Consists of the shares held by the JBG Trust. Ms. Gottlieb is a trustee of the Trust with shared investment and voting power with respect to all of such shares.
(8)  See Notes 1, 2 and 3 above.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

     The following table shows all compensation paid to each of the Named Executive Officers for all services rendered to the Company and its subsidiaries for each of the last three completed fiscal years:

                          SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                      ANNUAL COMPENSATION            COMPENSATION
                                             ------------------------------------    ------------
                                                                                      SECURITIES
                                                                                      UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR       SALARY         BONUS         OPTIONS(SHS)        COMPENSATION
---------------------------                   ----       ------         -----        ------------         ------------
                                              1998       $208,000        $      -               -            $       -
Sidney A. Goldblatt                           1997        208,000               -               -                    -
  President and Chief Executive Officer       1996        208,000         135,200               -                    -

                                              1998        219,135               -               -              1,920(1)
Richard A. Wesson                             1997        210,159               -         108,718    (2)       4,800(1)
  Chief Operating Officer (3)                 1996        195,000          84,094         108,718              7,954(4)

Nina M. Dmetruk                               1998        239,458               -          75,000              1,599(1)
  Executive Vice President-Chief              1997        227,996               -         126,050    (2)       3,998(1)
  Financial Officer, Secretary and            1996        126,077         126,500         126,050                    -
  Treasurer

Ivan G. Boyd                                  1998        243,700               -               -             78,586(5)
  Senior Vice President-Sales and             1997          7,692          25,000         100,000                    -
  Marketing (6)                               1996              -               -               -                    -

Joanna S. Broder                              1998        157,705               -               -             48,983(5)
  Senior Vice President-Client Services       1997        146,460               -          40,000    (7)      26,961(5)
                                              1996              -               -               -                    -

____________
(1) Company contributions to the Profit Sharing Plan for the account of the Named Executive Officer.
(2) Consists of shares subject to options repriced from grants made in calendar year 1996. See "-- Report on Fiscal Year 1997 Repricing of Options."
(3) Mr. Wesson served as the Company's Chief Operating Officer until December 1998. He now serves as an Engineering Consultant.
(4) Includes Company contributions to the Profit Sharing Plan for the account of the Named Executive Officer and also relocation expenses and tax reimbursements paid by the Company.
(5)  Includes relocation expenses and tax reimbursements paid by the Company.
(6) Mr. Boyd was elected to his position as Senior Vice President-Sales and Marketing in November 1997.

(7) Consists of an option granted on March 17, 1997 to acquire 20,000 shares of Common Stock that was repriced on April 3, 1997. See "-- Report on Fiscal Year 1997 Repricing of Options."

                       OPTION GRANTS IN LAST FISCAL YEAR

          The following table provides information on options granted to the Named Executive Officers in 1998 under the Company's Incentive Plan:

                                   INDIVIDUAL GRANTS
                    ---------------------------------------------------------

                        NUMBER OF         PERCENT OF
                       SECURITIES          TOTAL                                    POTENTIAL REALIZABLE VALUE
                       UNDERLYING         OPTIONS         EXERCISE                    AT ASSUMED ANNUAL RATES
                        OPTIONS          GRANTED TO         PRICE                   OF STOCK PRICE APPRECIATION
                        GRANTED         EMPLOYEES IN         PER      EXPIRATION        FOR OPTION TERM (2)
          NAME          (SHS)(1)            1998            SHARE        DATE          5%               10%
          ----          --------            ----            -----     ----------   ----------       -----------
Sidney A. Goldblatt             -                - %       $      -             -     $       -      $        -

Richard A. Wesson               -                -                -             -             -               -

Nina M. Dmetruk            75,000            26.52           12.625      12/10/08       595,485       1,509,075

Ivan G. Boyd                    -                -                -             -             -               -

Joanna S. Broder                -                -                -             -             -               -

______________
(1) Options granted under the Incentive Plan typically have a ten-year term and vest as specified in the stock option agreements. Options under the plan may be granted as incentive stock options ("ISOs") or nonstatutory stock options ("NSOs"). Options are granted with an exercise price equal to at least the fair market value of the Company's Common Stock on the date of grant. The option heretofore granted is a NSO and has an exercise price equal to the fair market value of the Common Stock on the date of grant.
(2) Potential realizable value is based on the assumption that the market price of the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the end of the ten year option term. Potential realizable value is shown net of exercise price. These numbers are calculated based on the regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

          The following table sets forth information concerning the value of unexercised options held by each of the Named Executive Officers, as of December 31, 1998. No options were exercised by such persons during 1998.

                               NUMBER OF SECURITIES                          VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED                         IN-THE-MONEY OPTIONS
                            OPTIONS AT FISCAL YEAR END                        AT FISCAL YEAR END
                            --------------------------                        ------------------
          NAME           EXERCISABLE         UNEXERCISABLE       EXERCISABLE (1)             UNEXERCISABLE (1)
          ----           -----------         -------------       ---------------             -----------------
Sidney A. Goldblatt             -                      -        $           -                 $            -

Richard A. Wesson          72,479                 36,239              262,736                        131,366

Nina M. Dmetruk            42,016                159,034              152,308                        417,123

Ivan G. Boyd               33,334                 66,666              208,338                        416,663

Joanna S. Broder                -                 20,000                    -                         72,500

__________
(1) The last sale price of a share of the Company's Common Stock on December 31, 1998 as reported by the Nasdaq National Market System was $14.125.

                          TEN-YEAR OPTION REPRICINGS

  The following table sets forth information with respect to the repricing of those options held by any executive officer of the Company since May 31, 1996 when the Company became a reporting company pursuant to the Exchange Act.

                                                                                                      LENGTH OF
                                                                                                  ORIGINAL OPTION
                                    NUMBER OF    MARKET PRICE OF   EXERCISE PRICE                  TERM REMAINING
                                  OPTIONS/SARS    STOCK AT TIME      AT TIME OF        NEW           AT DATE OF
                                   REPRICED OR   OF REPRICING OR    REPRICING OR    EXERCISE        REPRICING OR
         NAME            DATE      AMENDED (#)    AMENDMENT ($)     AMENDMENT ($)   PRICE ($)         AMENDMENT
----------------------  ------    -------------  ----------------  ---------------  ---------         ---------
Sidney A. Goldblatt          -             -       $     -           $      -       $      -              -

Richard A. Wesson       4/3/97       108,718         10.50              16.00          10.50       9 years, 58 days

Nina M. Dmetruk         4/3/97       126,050         10.50              16.00          10.50       9 years, 58 days

Samuel A. Miller (1)    4/3/97         5,000         10.50              16.00          10.50       9 years, 58 days
                        4/3/97        15,000         10.50             15.625          10.50       9 years, 286 days

Joanna S. Broder        4/3/97        20,000         10.50              12.00          10.50       9 years, 348 days

James F. Garliepp       4/3/97        52,521         10.50              16.00          10.50       9 years, 58 days

T. Paul Thomas   (2)    4/3/97         7,878         10.50              16.00          10.50       9 years, 58 days
                        4/3/97        12,122         10.50             14.875          10.50       9 years, 219 days

----------
(1) Served as the Company's Senior Vice President-Technology through September 1998. These Options were forfeited upon his termination from the Company.
(2) Served as the Company's Senior Vice President-Marketing through June 1997. These Options were forfeited upon his termination from the Company.



EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

     Effective May 26, 1996, the Company entered into an employment agreement with Nina M. Dmetruk under which she was to be paid to serve as the Company's Executive Vice President-Chief Financial Officer at a base annual salary of $220,000. Effective January 21, 1998, Ms. Dmetruk's at base annual salary was increased to $240,240. The agreement is terminable by either party upon 90 days written notice and by the Company immediately for cause, including any breach by Ms. Dmetruk of her agreement not to compete with the Company. Ms. Dmetruk agreed to devote her full working time to the Company's business, except that during the first six months of her employment she was permitted to devote a reasonable amount of time to winding down her accounting practice, with an appropriate reduction of her base compensation for time devoted to that activity. Ms. Dmetruk is entitled to participate in any discretionary bonuses paid to officers in general. Under the terms of the employment agreement, Ms. Dmetruk received on May 30, 1996 an option under the Incentive Plan to purchase 126,050 shares of Common Stock at the IPO price. On April 3, 1997, this option to purchase 126,050 shares of Common Stock was modified to reduce the exercise price to $10.50. Ms. Dmetruk will be entitled to $1.2 million in severance pay in the event that the employment agreement is terminated: (i) by the Company at any time for other than cause; (ii) by Ms. Dmetruk within 90 days of such time as Sidney A. Goldblatt, Bradley L. Goldblatt, Curtis S. Goldblatt and Jodi Beth Gottlieb, and trusts created for their benefit, cease to own, directly or indirectly, fifty percent or more of the outstanding stock of the Company; or (iii) by Ms. Dmetruk because of a material breach of the agreement by the Company which has not been corrected by the Company within ten days written notice of such breach or because of certain gross negligence, willful misconduct or malfeasance by the Company which is determined to be detrimental to Ms. Dmetruk.

     Effective December 14, 1998, the Company entered into an employment agreement with Mark J. Emkjer under which he is to be paid to serve as Chief Operating Officer of the Company at a base annual salary of $250,000. The agreement is terminable by either party upon 90 days written notice and by the Company immediately for cause, including Mr. Emkjer's breach of his agreement not to compete with the Company. Mr. Emkjer is entitled to participate in any discretionary bonuses paid to officers in general. Under the terms of the employment agreement, Mr. Emkjer received on January 4, 1999 an option under the Incentive Plan to purchase 125,000 shares of Common Stock at $13.125 per share (the fair market value of the Common Stock on the date of grant). In addition, if Mr. Emkjer meets or exceeds the July 1, 1999 and the December 31, 1999 written performance goals he will receive additional options to purchase 50,000 and 125,000 shares of Common Stock, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Except as contemplated by employment agreements, the compensation of the officers of the Company for the year ended December 31, 1998 was determined by the Compensation Committee, then composed of Dr. Sidney A. Goldblatt, Nina M. Dmetruk, Stanley J. Lehman, Bradley L. Goldblatt, Dr. Richard W. Barker and Larry R. Ferguson. Dr. Goldblatt and Ms. Dmetruk are executive officers of the Company; none of these individuals, however, participated in deliberations concerning his or her own compensation. Dr. Goldblatt and Ms. Dmetruk are trustees of various trusts which own all of the shares of Any Travel Inc., which leases two buildings to the Company in Tucson, Arizona, and provides certain travel agency services to the Company on an ongoing basis. Stanley J. Lehman is a shareholder in the law firm of Klett Lieber Rooney & Schorling, the Company's general counsel. Ms. Dmetruk is a director and officer of Any Travel, Inc. See "Election of Directors Certain Transactions and Business Relationships."

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The executive officer compensation programs utilized by the Company include cash compensation paid as salary and discretionary bonuses, stock options granted under the Company's Incentive Plan, and Company contributions to the Profit Sharing Plan for the accounts of executive officers. Executive officers, except those who own more than 5% of the outstanding Common Stock, are also eligible to participate in the Stock Purchase Plan. These programs are designed to attract, retain and reward highly qualified executive officers who are important to the Company's success and to provide incentives relating directly to the financial performance and long-term growth of the Company.

     Except as contemplated by employment agreements, salaries, as well as the number of shares covered by stock options, for the year 1998 were established primarily upon an evaluation of the executive officer's, including the chief executive officer's, position with and contributions to the Company, including individual performance, level of responsibility, technical expertise and length of service; Company performance; and industry compensation levels. No particular weight was given to any single factor.

     Under the Company's discretionary bonus program, annual bonuses may be paid to the eligible officers of the Company only if the Company attains or exceeds a predetermined percentage of its budgeted pre-tax income for the year (after giving effect to the potential bonuses) and takes into account the officer's base salary, the officer's level within the Company and the Company's pre-tax income for the year. The payment of bonuses in any given year is within the discretion of the Compensation Committee, and bonuses determined under the formula are subject to adjustment in individual cases. No bonuses were paid for the year 1998 since the Company did not attain the predetermined percentage of its budgeted pre-tax income for the year.

     The Compensation Committee of the Board concluded that there should be no increase in Dr. Sidney A. Goldblatt's salary for the year 1998, primarily because Dr. Goldblatt became eligible to participate in the discretionary bonus program for the first time in 1996. Based on the Company's performance, Dr. Goldblatt did not receive a bonus for the year 1998.

     The Compensation Committee of the Board has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, which imposes a limit on tax deductions for annual compensation in excess of $1,000,000 paid to its chief executive officer and its four most highly compensated executive officers in any fiscal year. The Committee does not believe that this limitation will apply in the foreseeable future. The Stock Incentive Plan of 1996, as amended, is structured to qualify options and stock appreciation rights granted thereunder as "performance based" compensation that is excluded from the calculation of the $1,000,000 limitation.


               The Compensation Committee of the Board of Directors,

               Richard W. Barker         Peter P. Gombrich
               Larry R. Ferguson         Stanley J. Lehman

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below provides an indicator of cumulative total shareholder returns ("Total Return") for the Company as compared with the Center for Research in Security Prices ("CRSP") Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the CRSP Total Return Index for the Nasdaq Computer and Data Processing Services Stocks.

     This graph covers the period May 31, 1996, when Sunquest's Common Stock began trading on the Nasdaq National Market System, through December 31, 1998.



                             [Graph Appears Here]


                        1998 MEASUREMENT PERIOD (1) (2)

                   5/31/96  6/28/96 9/30/96 12/31/96 3/31/97 6/30/97 9/30/97 12/31/97 3/31/98 6/30/98 9/30/98 12/31/98
                   -------  ------- ------- -------- ------- ------- ------- -------- ------- ------- ------- --------
Sunquest           $100.00  $83.92  $103.50 $ 79.72  $54.55  $ 83.92 $ 84.62 $ 54.55  $ 54.20 $ 51.05 $ 50.35 $ 79.02

Nasdaq U.S.        $100.00  $95.49  $ 98.87 $103.73  $98.11  $116.09 $135.72 $127.26  $148.91 $153.22 $138.71 $178.90

Nasdaq Computer    $100.00  $96.34  $ 98.26 $102.18  $94.84  $121.61 $133.00 $125.52  $165.82 $184.02 $173.46 $224.62

(1) Assumes $100 invested on May 31, 1996 in Sunquest Common Stock, The Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer and Data Processing Services Stocks.
(2) Total Return assumes reinvestment of dividends. Except for S corporation distributions, no dividends have been declared or paid on the Company's Common Stock.

                       PROPOSALS FOR NEXT YEAR'S MEETING

     Shareholder proposals intended to be presented at the 2000 Annual Meeting must be received by the Company by November 30, 1999 to be considered for inclusion in the Company's Proxy Statement and form of proxy for that meeting.

           SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, officers, and persons who are directly or indirectly the beneficial owners of more than 10% of the Common Stock of the Company are required to file with the Commission, within specified monthly and annual due dates, a statement of their initial beneficial ownership and all subsequent changes in ownership of common stock. Rules of the Commission require such persons to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, the Company believes that, during the year ended December 31, 1998, all such persons complied with all applicable filing requirements.

                                     PROXY

                      SUNQUEST INFORMATION SYSTEMS, INC.
                         4801 East Broadway Boulevard
                             Tucson, Arizona 85711


    The undersigned shareholder of Sunquest Information Systems, Inc. (the "Company") hereby appoints Dr. Sidney A. Goldblatt and Nina M. Dmetruk, and each of them, as the attorneys and proxies of the undersigned, with full power of substitution, to represent and to vote, as designated on the reverse side, all the shares of Common Stock, no par value, of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company, to be held at the Viscount Suite Hotel, 4855 East Broadway Blvd., Tucson, Arizona, on Thursday, April 29, 1999, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof.



             (Please sign on reverse side and return immediately)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



                          /\ FOLD AND DETACH HERE /\

                                                            Please mark
                                                           your votes as
                                                            indicated in  [ X ]
                                                            this example


(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

Dr. Sidney A. Goldblatt         Stanley J. Lehman
Nina M. Dmetruk                 Dr. Richard W. Barker
Dr. Curtis S. Goldblatt         Peter P. Gombrich
Larry R. Ferguson


1. Election of Directors:

      FOR              WITHHOLD
  all nominees        AUTHORITY
  listed to the    to vote for all
  right (except    nominees listed
  as marked to       to the right
  the contrary)

      [  ]              [  ]


2. Proposal to ratify the selection of Ernst & Young LLP to audit the books and accounts of the Company for the year ending December 31, 1999.

      FOR    AGAINST    ABSTAIN
     [  ]     [  ]       [  ]


3. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof.



THIS PROXY WILL BE VOTED AS SPECIFIED, HOWEVER, IN THE ABSENCE OF DIRECTION TO THE CONTRARY, THE ATTORNEYS NAMED HEREIN INTEND TO VOTE THIS PROXY "FOR" THE ELECTION AS DIRECTORS OF ALL THE NOMINEES LISTED, "FOR" PROPOSAL 2 AND FOR MATTERS WHICH MAY BE PRESENTED AT THE MEETING IN ACCORDANCE WITH RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF NOTICE OF THE AFORESAID ANNUAL MEETING OF SHAREHOLDERS.



Signature(s)                    Signature(s)                        Date
            -------------------              ----------------------      ------

NOTE: Please sign exactly as name appears hereon. Joint holders should each sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are signing. If a corporation or other entity, please sign in full corporate or entity name by authorized person.


                          /\ FOLD AND DETACH HERE /\